UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 27, 2025

McEWEN INC.

(Exact name of registrant as specified in its charter)

Colorado	001-33190	84-0796160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 King Street West, Suite 2800 Toronto, Ontario, Canada	M5H 1J9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(866) 441-0690

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MUX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2025, McEwen Inc. (the “Company”) entered into a binding letter of intent (the “Letter of Intent”) with Canadian Gold Corp., a corporation incorporated under the laws of the province of British Columbia, Canada (“CGC”), regarding the proposed acquisition by the Company (the “Proposed Acquisition”) of all of the issued and outstanding common shares of CGC, including all common shares issuable upon the exercise of all outstanding options and warrants (the “CGC Shares”), in exchange for shares of the Company’s common stock (the “MUX Shares”). Pursuant to the terms of the Proposed Transaction, each CGC Share would entitle its holder to receive 0.0225 of a MUX Share, subject to adjustment as detailed in the Letter of Intent.

It is anticipated that the Proposed Acquisition will proceed by way of a court-approved plan of arrangement of CGC under the Business Corporations Act (British Columbia). The Letter of Intent provides for an exclusivity period of 90 days following the execution of the Letter of Intent (the “Exclusivity Period”), which Exclusivity Period shall be extended upon the written agreement of the Company and CGC for an additional thirty (30) days in the event the parties are continuing to negotiate the definitive agreements (the “Definitive Agreements”). In the event the Definitive Agreements are executed, the closing of the Proposed Acquisition will be subject to a number of conditions, including the receipt of a favorable opinion as to the fairness of the consideration from a financial perspective along with customary regulatory, third party, court and shareholder approvals.

The Letter of Intent was approved by the board of directors of the Company based on the recommendation of its special committee of independent and disinterested directors. Each of Messrs. Rob McEwen, who owns approximately 32.5% of CGC, and Ian Ball, who serves as a consultant for CGC and served as its interim Chief Executive Officer from April 2023 to October 2023, recognizing their respective conflicts of interest as directors of the Company and as shareholders/interested parties in CGC, abstained from voting on the approval of the Proposed Transaction by the Company’s Board of Directors. Similarly, Messrs. Alexander McEwen and Jim Downey acknowledged their conflicts of interest, as they were appointed to the CGC Board of Directors by Rob McEwen. In consideration of services provided by Mr. Ball in connection with the formation and operation of a company affiliated with Rob McEwen that was previously acquired by CGC in 2023, Mr. McEwen has agreed to share a portion of the proceeds he will receive in the sale with Mr. Ball. Additionally, Mr. Ball currently serves as a consultant for CGC and served as interim Chief Executive Officer of CGC from April 2023 to October 2023. The foregoing description of the Letter of Intent and the Proposed Acquisition is qualified in its entirety by reference to the full text of the Letter of Intent, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 28, 2025, the Company issued a press release announcing that it had entered into the Letter of Intent. A copy of the Press Release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished or filed with this report, as applicable:

Exhibit No.	Description
10.1	Letter of Intent
99.1	Press Release, dated July 28, 2025
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

Cautionary Statement

With the exception of historical matters, the matters discussed in the press release include forward-looking statements within the meaning of applicable securities laws that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained therein. Such forward-looking statements include, among others, the expected benefits of the Proposed Acquisition, and projected synergies, future opportunities, and any other statements regarding the Company’s and CGC’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Factors that could cause actual results to differ materially from projections or estimates include, among others, uncertainties as to the timing to consummate the Proposed Acquisition, the risk that CGC’s stockholders may not approve the Proposed Acquisition, the effects of disruption to the Company’s or CGC’s respective businesses and changing economic, regulatory (federal and state) and political environments in the jurisdictions in which the Company and CGC operate. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made in this Current Report on Form 8-K, the Letter of Intent or the press release, whether as a result of new information, future events, or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McEWEN INC.

Date: July 31, 2025	By:	/s/ Carmen Diges
Carmen Diges, General Counsel